Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports Fiscal 2010 Fourth-Quarter and
Year-End Results
(Year Ended October 31, 2010)

Highlights

▪	Fourth-quarter revenue of $8.5 million increased 27.9% over fourth quarter of fiscal 2009

▪	Fourth-quarter gross profit margin of 56.1% up from 49.4% in the prior-year period

▪	Profit of $410,000 in the 2010 fourth quarter versus a ($573,000) loss in the prior-year fourth quarter

▪	Balance sheet remains strong with $10.4 million in cash and investments with no debt

▪	Repurchased 400,800 outstanding shares in open market and privately negotiated transactions at an average price of $4.31 per share in the fourth quarter, completing the program

▪	Philip I. Smith named as new CEO to succeed Rodney A. Young, effective January 1, 2011

ST. PAUL, Minn. — (December 15, 2010) — Angeion Corporation (NASDAQ: ANGN) today reported results for its fiscal fourth quarter ended October 31, 2010.

For the 2010 fourth quarter, Angeion posted a net profit of $410,000, or $0.10 per diluted share, on revenues of $8.5 million. Compared to the prior-year fourth quarter, which generated a net loss of ($573,000), or ($0.14) per diluted share, current year earnings increased $983,000, or $0.24 per diluted share, due to $1,479,000 in improved gross margin partially offset by a $485,000 increase in operating expenses.

Gross margins increased from improved manufacturing efficiencies as a result of higher sales volume and right-sizing activities undertaken earlier in the year and a higher percentage of domestic medical products and service revenues. Operating expenses rose $485,000, with a $394,000 increase in selling and marketing, and a $354,000 increase in general and administrative expenses, partially offset by a $186,000 reduction in research and development expense and a $77,000 reduction in amortization expense. The higher selling and marketing expense included investments in key staffing additions early in the year and promotional activities surrounding new product launch initiatives, as well as sales commissions on $1.8 million in incremental year-over-year fourth-quarter revenue. General and administrative expenses increased as a result of non-recurring expenses related to the August 2010 filing of a Schedule 13D proposing a special shareholders’meeting to elect its slate of directors. Subsequent negotiations and resolution of the issues raised in the Schedule 13D resulted in the September 1, 2010, reconstitution of the Angeion Board of Directors.

Revenue from international operations in the 2010 fourth fiscal quarter was 16.7% of total sales, down from 23.6% for the fourth quarter of fiscal 2009. International revenue had strong performance gains in Europe offset by reductions in the Far East and Latin America when compared to the 2009 fourth fiscal quarter.

“Success in our traditionally strong fourth quarter was driven by expanded sales and marketing efforts that began in the second fiscal quarter, in both our domestic and international markets. As a result, top-line performance carried through to the bottom line,” said Rodney A. Young, Angeion’s President and Chief Executive Officer. “In addition to the effectiveness of our sales and marketing efforts, we believe a modest improvement in general market conditions contributed to our stronger fourth-quarter and fiscal year-end results.

“During the quarter we continued our commitment to developing new products and enhancing our existing products and software. In the fourth quarter we capitalized $118,000 in our ongoing research and development project to migrate our MEDGRAPHICS and New Leaf products’ operating software to a next-generation platform. We expect that these investments will provide the foundation for a future product pipeline of new integrated patient care and consumer health programs that will contribute to sustained growth.”

For the year ended October 31, 2010, Angeion reported a net loss of ($0.8 million), or ($0.21) per diluted share, on revenues of $29.0 million. This compares to a net loss of ($1.6 million), or ($0.39) per diluted share, on revenues of $25.5 million for fiscal 2009. On a year-over-year basis, the $3.6 million, or 14.0%, revenue increase came largely from improved domestic and international medical product shipments which were up $1.9 million, or 13.0%, and $0.6 million, or 10.5%, respectively. Particularly strong in this period were domestic and international shipments of high-value plethysmographs, coupled with successful promotions related to the Company’s UltimaTM product line and certified systems. Gross margin for the 2010 year was 54.4% versus the prior-year rate of 52.1%.

Operating expenses for the year were $16.6 million, up $1.8 million over the prior-year expenses of $14.8 million. The increase was due to: a $1.1 million rise in selling and marketing; a $518,000 increase in general and administrative expense; and $455,000 in additional R&D spending, the majority of which related to the software development initiatives. As noted above, Angeion began to capitalize a portion of these software expenditures in the third quarter. Expense increases were partially offset by reduced amortization expense of $308,000. General and administrative expenses were essentially flat on a year-over-year basis after excluding the non-recurring expenses of $450,000, related to the 13D filing as described above.

On a pro-forma basis, after adding back non-cash charges for depreciation, amortization and stock-based compensation expense, the Company reported a pro-forma profit of $732,000 for the quarter and $633,000 for the year ended October 31, 2010. Angeion continues to believe that this pro forma information is helpful in an analysis of its operating results by eliminating the non-cash items noted in the table below. As the following reconciliation of GAAP basis net income (loss) to pro-forma net income (loss) illustrates, the Company has shown meaningful improvement on a sequential quarterly basis in fiscal 2010.

(in $000s)	Q1 FY10	Q2 FY10	Q3 FY10	Q4 FY10	Fiscal 2010
GAAP basis net income (loss)	$ (826)	$ (559)	$ 126	$ 410	$ (849)
Depreciation and amortization	195	197	192	186	770
Stock-based compensation	222	202	152	136	712
Pro-forma net income (loss)	$ (409)	$ (160)	$ 470	$ 732	$ 633

Angeion reported $1.7 million in positive operating cash flow in fiscal 2010. This was partly due to the net loss for the period offset by add-backs for depreciation, amortization and stock-based compensation. Additionally, Angeion’s focus on working capital contributed to a $188,000 favorable impact on year-to-date results. Cash generated was used to complete the authorized share repurchase program (in total the Company acquired 466,049 shares for $2,025,000 at an average per share cost of $4.34), purchase of property, equipment and intangible assets (including software capitalization) of $438,000 and $3,436,000 of investments in highly liquid securities.

At year end, Angeion had no debt and $10.4 million in cash and investments, down from $11.2 million a year ago primarily as a result of the $2.0 million in share repurchases discussed above.

Business Update
“Angeion advanced several new software and product initiatives for both our medical and fitness product lines in the fourth quarter. In September, we introduced the MEDGRAPHICS® BreezeConnect™ HL7 software connectivity platform internationally at the 20th European Respiratory Society Congress in Barcelona. We followed in October by shipping our first New Leaf Active Metabolic Training System with New Leaf® EXERsmart™ 7.0 software. This platform significantly simplifies the metabolic assessment process while enhancing the consumer experience through integration with eNewLeaf, our web-based exercise planning, coaching and tracking portal,” commented Young.

Over the past three months, Angeion also broadened its MEDGRAPHICS® and New Leaf market presence, participating in numerous events and educational seminars worldwide. This helped to increase overall awareness and understanding of the breadth of applications in which the Company’s products can be used. Noteworthy among these were:

•	Holding the 16th Annual MEDGRAPHICS Cardiorespiratory Diagnostics Seminar in Las Vegas involving 100 respiratory care professionals from throughout the United States;

•	Participating as a founding sponsor in the 14th Annual European Practicum on Clinical Exercise Testing held in Bucharest, Romania for cardiology and respiratory specialists;

•	Presenting physician education seminars on nutritional assessment in critical care at the Children’s Medical Center in Shanghai, China;

•	Co-sponsoring a pulmonary diagnostics training at the Argentinean Congress of Respiratory Medicine in Buenos Aires;

•	Presenting current indications for cardiopulmonary exercise testing recently at a MEDGRAPHICS® conference held in Moscow within a major surgery congress;

•

Featuring the TRUcal™ system for weight management, for New Leaf’s initial participation in the 11th Annual IHRSA (International Health, Racquet, and Sportsclub Association)/Fitness Brazil Latin American Conference & Trade Show in Sao Paolo—as a nation Brazil has the largest concentration of fitness clubs outside of the United States; and

•

Promoting New Leaf Active Metabolic Training programs at the October 2010 Chicago Marathon Expo, which attracted 45,000 runners and exhibiting at the Club Industry 2010 in Chicago’s McCormick Place convention center.

Continued Young, “We are proud of what our team accomplished this year, particularly in light of considerable global economic challenges. As we build on the momentum we’ve created, we believe our clinical, health, fitness, and performance products and programs are well-positioned for long-term growth.

“As Phil Smith transitions into the role of CEO, I am confident in his ability to continue to build and grow Angeion, and I look forward to continuing to work as a director with the Board to ensure that the Company’s strategic plan is aligned with marketplace opportunities,” concluded Young.

Investor Conference Call
Angeion will hold an investment community conference call today, Wednesday, December 15, 2010, beginning at 4:00 p.m. CDT. Rodney A. Young, President and CEO, Philip I. Smith, President and CEO Elect and Larry R. Degen, Interim CFO, will review fourth-quarter performance and discuss the Company’s strategies. To join the conference call, dial 1-877-941-2333 (international 1-480-629-9724) and provide the conference identification number 4390983 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CDT on Tuesday, December 21, 2010. To access the replay, dial 1-800-406-7325 (International 1-303-590-3030) and enter passcode: 4390983.

About Angeion Corporation
Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release contains the following non-GAAP financial measures: non-GAAP pro-forma net income(loss). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP pro-forma net income(loss)
We define non-GAAP pro-forma net income(loss) as net income(loss) plus stock-based compensation expense and depreciation and amortization. Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our Company’s overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses, and assess actual results against our annual financial plan, using GAAP and non-GAAP measurements. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, management’s annual bonus program in fiscal 2009 and 2010 is based upon the achievement of net income(loss) plus adding back stock-based compensation. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above. In particular, we consider the use of non-GAAP pro-forma net income(loss) helpful in understanding the performance of our business, as it excludes recurring non-cash items. Our rationale for the items we omit from our non-GAAP measures is as follows:

Stock-based compensation.
We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718 (formerly referred to as FAS 123R). Stock-based compensation expense is a recurring expense for our company and we expect it to continue in the future as we have a history of granting stock options and other equity instruments as a means of compensating, incentivizing and rewarding our employees and directors.

Depreciation and amortization expense.
Depreciation and amortization are non-cash charges that result from our accounting methods and the book value of assets. By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing performance’s impact on earnings from performance’s impact on cash.

Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business. Depreciation is a recurring expense for our company and expect to affect future periods as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment.

Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management’s Discussion and Analysis in our most recently filed periodic reports.

There are a number of limitations related to the use of non-GAAP pro-forma net income(loss). First, these non-GAAP financial measures exclude stock-based compensation and depreciation and amortization expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards have traditionally been an important part of our employees’ compensation and we believe have positively affected their performance. Third, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP pro-forma net income(loss) do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP.

Forward Looking Statements
The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to complete our software development initiative and migrate our MedGraphics platform to a next generation technology; (5) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (6) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (7) our ability to expand our worldwide international revenue through our distribution partners; (8) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (9) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (10) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; (11) our dependence on third-party vendors; and (12) our ability to successfully transition to a new Chief Executive Officer. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2009.

Contact:          Rodney A. Young, President and Chief Executive Officer, (651) 484-4874

— Financials Follow —

ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands except per share data)

	Three Months Ended October 31,		Year Ended October 31,
	2010	2009	2010	2009
Revenues
Equipment and supply sales	$7,564	$5,792	$25,522	$22,173
Service revenues	888	817	3,519	3,306
	8,452	6,609	29,041	25,479
Cost of revenues
Cost of equipment and supplies	3,528	3,222	12,647	11,832
Cost of service revenue	179	121	603	385
	3,707	3,343	13,250	12,217

Gross margin	4,745	3,266	15,791	13,262

Operating expenses:
Selling and marketing	2,257	1,863	8,067	6,964
General and administrative	1,219	865	4,514	3,996
Research and development	739	925	3,606	3,151
Amortization of intangibles	105	182	420	728
	4,320	3,835	16,607	14,839

Operating income (loss)	425	(569)	(816)	(1,577)
Interest income	2	6	8	16

Income (loss) before taxes	427	(563)	(808)	(1,561)
Provision for taxes	17	10	41	32

Net income (loss)	$410	$(573)	$(849)	$(1,593)

Net income (loss) per share:
Basic	$0.10	$(0.14)	$(0.21)	$(0.39)
Diluted	$0.10	$(0.14)	$(0.21)	$(0.39)

Weighted average common shares outstanding:
Basic	4,053	4,140	4,122	4,121
Diluted	4,182	4,140	4,122	4,121

ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
October 31, 2010 and October 31, 2009
(In thousands except share and per share data)

	October 31, 2010	October 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$6,943	$11,219
Short-term investments	2,721	—
Accounts receivable, net of allowance for doubtful accounts of $100 and $110, respectively	5,221	4,510
Inventories, net of obsolescence reserve of $599 and $645, respectively	3,697	4,371
Prepaid expenses and other current assets	270	243
Total Current Assets	18,852	20,343

Noncurrent investments	722	—
Property and equipment, net of accumulated depreciation of $3,650 and $3,305, respectively	528	698
Intangible assets, net	1,279	1,422
Total Assets	$21,381	$22,463

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,951	$1,771
Employee compensation	2,115	1,375
Deferred income	1,522	1,579
Warranty reserve	175	143
Other current liabilities and accrued expenses	408	323
Total Current Liabilities	6,171	5,191

Long-term Liabilities:
Long-term deferred income and other	873	718
Total Liabilities	7,044	5,909

Shareholders’ Equity:
Common Stock, $0.10 par value, authorized 25,000,000 shares, 3,862,113 and 4,380,817 shares issued and 3,747,454 and 4,150,371 shares outstanding in 2010 and 2009, respectively	375	415
Additional paid-in capital	20,486	21,821
Accumulated deficit	(6,531)	(5,682)
Accumulated other comprehensive income	7	—
Total Shareholders’ Equity	14,337	16,554
Commitments and Contingencies	—	—
Total Liabilities and Shareholders’ Equity	$21,381	$22,463

ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended October 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(849)	$(1,593)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	770	1,138
Stock-based compensation	712	790
Decrease in allowance for doubtful accounts	(10)	(173)
Increase in inventory obsolescence reserve	2	48
Loss on disposal of equipment	—	13
Change in operating assets and liabilities:
Accounts receivable	(701)	1,109
Inventories	709	724
Prepaid expenses and other current assets	(27)	49
Accounts payable	180	227
Employee compensation	740	87
Deferred income	64	(23)
Warranty reserve	32	(14)
Other current liabilities and accrued expenses	63	(57)
Net cash provided by operating activities	1,685	2,325

Cash flows from investing activities:
Purchase of investments	(3,436)	—
Purchase of property and equipment and intangible assets	(438)	(234)
Net cash used in investing activities	(3,874)	(159)

Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock purchase plan	18	20
Proceeds from the exercise of stock options	6	88
Repurchase of common stock	(2,025)	—
Repurchase of common stock upon vesting of restricted stock grants	(86)	(27)
Net cash (used in) provided by financing activities	(2,087)	81

Net (decrease) increase in cash and cash equivalents	(4,276)	2,172

Cash and cash equivalents at beginning of period	11,219	9,047

Cash and cash equivalents at end of period	$6,943	$11,219

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